                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
              PURSUANT TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 4)

                        Under the Securities Act of 1934

                       Trump Hotels & Casino Resorts, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    898168109
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [X]  Rule 13d-1(b)
            [_]  Rule 13d-1(c)
            [_]  Rule 13d-1(d)

The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

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------------------------------                      ----------------------------
CUSIP No. 898168109                  13 G/A             Page 2 of 8 Pages
------------------------------                      ----------------------------

--------------------------------------------------------------------------------
1       Name of Reporting Person   Steven A. Van Dyke

        I.R.S. Identification No. of Above Person       Not applicable
--------------------------------------------------------------------------------
2       Check the Appropriate Box if a Member of a Group             (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3       SEC Use Only

--------------------------------------------------------------------------------
4       Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------
   Number       5      Sole Voting Power
  of Shares
                       0
                ----------------------------------------------------------------
Beneficially    6      Shared Voting Power
  Owned by
                       0
                ----------------------------------------------------------------
   Each         7      Sole Dispositive Power
Reporting
                       0
                ----------------------------------------------------------------
Person With     8      Shared Dispositive Power

                       0
--------------------------------------------------------------------------------
9       Aggregate Amount Beneficially Owned by Each Reporting Person

        0
--------------------------------------------------------------------------------
10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                         [_]
--------------------------------------------------------------------------------
11      Percent of Class Represented by Amount in Row (9)

        0%
--------------------------------------------------------------------------------
12      Type of Reporting Person

        IN, HC
--------------------------------------------------------------------------------

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CUSIP No. 898168109                  13 G/A             Page 3 of 8 Pages
------------------------------                      ----------------------------

--------------------------------------------------------------------------------
1       Name of Reporting Person   Douglas P. Teitelbaum

        I.R.S. Identification No. of Above Person      Not applicable
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
2       Check the Appropriate Box if a Member of a Group             (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3       SEC Use Only

--------------------------------------------------------------------------------
4       Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------
   Number       5      Sole Voting Power
  of Shares
                       0
                ----------------------------------------------------------------
Beneficially    6      Shared Voting Power
  Owned by
                       0
                ----------------------------------------------------------------
   Each         7      Sole Dispositive Power
Reporting
                       0
                ----------------------------------------------------------------
Person With     8      Shared Dispositive Power

                       0
--------------------------------------------------------------------------------
9       Aggregate Amount Beneficially Owned by Each Reporting Person

        0
--------------------------------------------------------------------------------
10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                         [_]
--------------------------------------------------------------------------------
11      Percent of Class Represented by Amount in Row (9)

        0%
--------------------------------------------------------------------------------
12      Type of Reporting Person

        IN, HC
--------------------------------------------------------------------------------

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------------------------------                      ----------------------------
CUSIP No. 898168109                  13 G/A             Page 4 of 8 Pages
------------------------------                      ----------------------------

--------------------------------------------------------------------------------
1       Name of Reporting Person   Tower Investment Group, Inc.

        I.R.S. Identification No. of Above Person   59-2924229
--------------------------------------------------------------------------------
2       Check the Appropriate Box if a Member of a Group             (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3       SEC Use Only

--------------------------------------------------------------------------------
4       Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------
   Number       5      Sole Voting Power
  of Shares
                       0
                ----------------------------------------------------------------
Beneficially    6      Shared Voting Power
  Owned by
                       0
                ----------------------------------------------------------------
   Each         7      Sole Dispositive Power
Reporting
                       0
                ----------------------------------------------------------------
Person With     8      Shared Dispositive Power

                       0
--------------------------------------------------------------------------------
9       Aggregate Amount Beneficially Owned by Each Reporting Person

        0
--------------------------------------------------------------------------------
10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                         [_]
--------------------------------------------------------------------------------
11      Percent of Class Represented by Amount in Row (9)

        0%
--------------------------------------------------------------------------------
12      Type of Reporting Person

        HC
--------------------------------------------------------------------------------

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------------------------------                      ----------------------------
CUSIP No. 898168109                  13 G/A             Page 5 of 8 Pages
------------------------------                      ----------------------------

--------------------------------------------------------------------------------
1       Name of Reporting Person   Bay Harbour Management, L.C.

        I.R.S. Identification No. of Above Person   59-3418243
--------------------------------------------------------------------------------
2       Check the Appropriate Box if a Member of a Group             (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3       SEC Use Only

--------------------------------------------------------------------------------
4       Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------
   Number       5      Sole Voting Power
  of Shares
                       0
                ----------------------------------------------------------------
Beneficially    6      Shared Voting Power
  Owned by
                       0
                ----------------------------------------------------------------
   Each         7      Sole Dispositive Power
Reporting
                       0
                ----------------------------------------------------------------
Person With     8      Shared Dispositive Power

                       0
--------------------------------------------------------------------------------
9       Aggregate Amount Beneficially Owned by Each Reporting Person

        0
--------------------------------------------------------------------------------
10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                         [_]
--------------------------------------------------------------------------------
11      Percent of Class Represented by Amount in Row (9)

        0%
--------------------------------------------------------------------------------
12      Type of Reporting Person

        IA
--------------------------------------------------------------------------------

------------------------------                      ----------------------------
CUSIP No. 898168109                  13 G/A             Page 6 of 8 Pages
------------------------------                      ----------------------------


           This Amendment No. 4 amends and supplements the Statement on Schedule 13G, originally filed with the Securities and Exchange Commission on February 9, 1998 and amended on February 16, 1999, February 10, 2000 and July 18, 2002 (the "Schedule 13G"), by Bay Harbour Management, L.C., Tower Investment Group, Inc., Steven A. Van Dyke and Douglas P. Teitelbaum. Capitalized terms contained herein but not otherwise defined have the meanings ascribed to them in the Schedule 13G.

Item 4(a) Amount Beneficially Owned:

Item 4(a) is hereby amended in its entirety to read as follows:

          As of December 31, 2001, Bay Harbour , Tower, Mr. Van Dyke and Mr. Teitelbaum hold no shares, and may be deemed the beneficial owner of no shares of Trump Common Stock.

Item 4(b)  Percent of Class:

           0%

Item 4(c)  Number of shares as to which reporting persons have:

Item 4(c) is hereby amended in its entirety as follows:

           Number of shares as to which Bay Harbour has:

           (i)   sole power to vote or direct the vote:  0
           (ii)  shared power to vote or to direct the vote:  0
           (iii) the sole power to dispose of or to direct the disposition of: 0
           (iv)  shared power to dispose of or to direct the disposition of:  0

           Bay Harbour does not currently possess any rights to acquire additional shares of Trump Common Stock.

           Number of shares as to which Tower has:

           (i)   sole power to vote or direct the vote: 0
           (ii)  shared power to vote or to direct the vote:  0
           (iii) the sole power to dispose of or to direct the disposition of: 0
           (iv)  shared power to dispose of or to direct the disposition of:  0

           Tower does not currently possess any rights to acquire additional shares of Trump Common Stock.

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------------------------------                      ----------------------------
CUSIP No. 898168109                  13 G/A             Page 7 of 8 Pages
------------------------------                      ----------------------------

          Number of shares as to which Mr. Van Dyke has:

          (i)   sole power to vote or direct the vote:  0
          (ii)  shared power to vote or to direct the vote: 0
          (iii) the sole power to dispose of or to direct the disposition of:  0
          (iv)  shared power to dispose of or to direct the disposition of: 0

           Mr. Van Dyke does not currently possess any rights to acquire additional shares of Trump Common Stock.

           Number of shares as to which Mr. Teitelbaum has:

           (i)   sole power to vote or direct the vote: 0
           (ii)  shared power to vote or to direct the vote: 0
           (iii) the sole power to dispose of or to direct the disposition of: 0
           (iv)  shared power to dispose of or to direct the disposition of: 0

           Mr. Teitelbaum does not currently possess any rights to acquire additional shares of Trump Common Stock.

Item 5.    Ownership Of Five Percent Or Less Of A Class

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 10.   Certification.

           By signing below each of the undersigned certifies that, to the best of such person's knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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------------------------------                      ----------------------------
CUSIP No. 898168109                  13 G/A             Page 8 of 8 Pages
------------------------------                      ----------------------------



                                    SIGNATURE

           After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  July 18, 2002                   BAY HARBOUR MANAGEMENT, L.C.


                                        By:  /s/ Steven A. Van Dyke
                                           -------------------------------------
                                            Name:  Steven A. Van Dyke
                                            Title:  President

Date:  July 18, 2002                   TOWER INVESTMENT GROUP, INC.


                                        By:  /s/  Steven A. Van Dyke
                                           -------------------------------------
                                            Name:  Steven A. Van Dyke
                                            Title:  President


Date:  July 18, 2002                   /s/ Steven A. Van Dyke
                                        ----------------------------------------
                                            Steven A. Van Dyke


Date:  July 18, 2002                   /s/ Douglas P. Teitelbaum
                                        ----------------------------------------
                                            Douglas P. Teitelbaum